ELEVENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT,

TERM LOAN AND SECURITY AGREEMENT AND WAIVER

THIS ELEVENTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT AND WAIVER, dated as of March 29, 2019 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below:

(a) New definitions “Beneficial Owner”, “Certificate of Beneficial Ownership” and “Eleventh Amendment Closing Date” are added to Section 1.2 in correct alphabetical order to read as follows:

“Beneficial Owner” shall mean each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of Borrower’s equity interests and (b) a single individual with significant responsibility to control, manager, or direct Borrower.

“Certificate of Beneficial Ownership” shall mean a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.

“Eleventh Amendment Closing Date” shall mean March 29, 2019.”

(b) The definitions of “Fixed Charge Coverage Ratio”, “Subordinated Lender”, “Subordinated Loan” and “Subordination Agreement” in Section 1.2 are amended to read as follows:

“ “Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (A) EBITDA for such period minus Unfinanced Capital Expenditures made during such period minus cash taxes paid by Borrower during such period minus any cash dividends or distributions made by Borrower during such period to (b) all Senior Debt Payments during such period. For purposes of calculating the Fixed Charge Coverage Ratio any prepayments on the Subordinated Loan following Borrower’s receipt of the Release of Restricted Insurance Closure Fund shall be excluded from Senior Debt Payments provided Undrawn Availability is greater than $3,000,000 after making such prepayment.

“Subordinated Lender” shall mean Robert Louis Ferguson.

“Subordinated Loan” shall mean the loan and Indebtedness evidenced by the Loan and Securities Purchase Agreement and the Promissory Note in the original principal amount of $2,500,000 between Borrower and Subordinated Lender. The Promissory Note shall have an interest rate of 4% with interest only for the first twelve months and thereafter monthly payments of $208,300.

“Subordination Agreement” shall mean the Subordination Agreement to be entered into among Agent, Borrower and Subordinated Lender.”

(c) Section 2.1(a)(y)(a)(iii) is amended to read as follows:

“(iii) a $1,000,000 availability block established from a portion of the South Georgia Insurance Proceeds which can be removed in Agent’s discretion, minus”.

(d) Section 3.3(b) is amended to read as follows:

“(b) Facility Fee.

Borrower shall pay to Agent a fee for the ratable benefit of Lenders in an amount equal to (0.375%) per annum multiplied by the amount by which the Maximum Revolving Advance Amount and the maximum amount of the Equipment Loans exceeds the daily unpaid balance of the Revolving Advances and the Equipment Loans plus the aggregate amount of any outstanding Letters of Credit that are available to be drawn during each calendar quarter. Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.”

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(e) A new Section 5.30 is added to read as follows:

“5.30. Certificate of Beneficial Ownership.

The Certificate of Beneficial Ownership executed and delivered to Agent for Borrower on or prior to the Eleventh Amendment Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date of any such update is delivered. Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the Other Documents”.

(f) Section 6.5 is amended to read as follows:

“6.5. Financial Covenants.

(a) Tangible Adjusted Net Worth.

Maintain at all times a Tangible Adjusted Net Worth in an amount not less than $25,000,000.

(b) Fixed Charge Coverage Ratio.

Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0 for (i) the two quarter period ending as of June 30, 2019; (ii) the three quarter period ending as of September 30, 2019; and (iii) the four quarter period ending as of December 31, 2019 and for each fiscal quarter thereafter. The Fixed Charge Coverage Ratio will not be tested for the quarter ending as of March 31, 2019.”

(g) A new Section 6.12 is added to read as follows:

“6.12. Certificate of Beneficial Ownership and Other Additional Information.

Provide to Agent: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Agent; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent, when the individual(s) to be identified as a Beneficial Owner have been changed; and (iii) such other information and documentation as may reasonably be requested by Agent from time to time for purposes of compliance by Agent with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent to comply therewith.”

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2. No Eurodollar Rate Loans. The Borrower shall not have the option to elect any Eurodollar Rate Loans until it is in compliance with the Fixed Charge Coverage Ratio as confirmed by the Agent.

3. Waiver. The Agent and the Required Lenders hereby waive the violation by the Borrower of the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(b) of the Credit Agreement for the quarter ending as of December 31, 2018.

4. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) the execution of this Amendment by the Borrower, the Required Lenders and the Agent; and

(b) receipt by the Agent of an amendment fee of $20,000.

5. Conditions Subsequent. Upon the execution of the documents evidencing the Subordinated Loan the Borrower will submit to the Agent copies of the documents and the Subordination Agreement in form and substance satisfactory to the Agent.

6. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

7. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

8. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

9. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

11. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

	By:	/s/Alex M Council
	Name:	Alex Council
	Title:	Vice President

Exhibit 1.2(a)

[Letterhead of Company]

COMPLIANCE CERTIFICATE __________________, 20__

PNC Bank, National Association, as Agent

One Piedmont Town Center

4720 Piedmont Row Drive

Suite 300

Charlotte, NC 28210

Attention: Alex Council

The undersigned, the [Chief Executive Officer][President][Chief Financial Officer][Controller] of Perma-Fix Environmental Services, Inc., a Delaware corporation, gives this certificate to PNC Bank, National Association, as Agent (in such capacity, the “Agent”), in accordance with the requirements of Section 9.7 and 9.8 (Annual and Quarterly Financial Statements) of that certain Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011, among the Borrower, the financial institutions which are parties thereto as Lenders, and the Agent (the “Loan Agreement”).

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.	Based upon my review of the financial statements of the Company for the [Fiscal Year/Quarter] ending __________________, 20__, copies of which are attached hereto, I hereby certify that:

(a)	Section 6.5(a), the Tangible Adjusted Net Worth is [satisfied / not satisfied] at $__________ when compared to the required amount of at least $25,000,000.

(b)	Section 6.5(b), the Fixed Charge Coverage Ratio is [satisfied / not satisfied] at _____ to 1.0 when compared to the required 1.15 to 1.0 for (i) the two quarter period ending as of June 30, 2019; (ii) the three quarter period ending as of September 30, 2019; and (iii) the four quarter period ending as of December 31, 2019 and as of the end of each fiscal quarter thereafter.

(c)	Sections 7.4, Investments are [satisfied/not satisfied] as there are $xx,xxx (if none, so state) outstanding.

(d)	Sections 7.5(a), Loans are [satisfied/not satisfied] as no advances, loans or extensions of credit have been made except for extensions of trade credit in connection with the sale of Inventory in the Ordinary Course of Business and Section 7.5(b), Loans to employees in the Ordinary Course of Business in the amount of $xx,xxx (if none, so state) are [less/more] than the allowable amount of $1,000,000 in the aggregate.

(e)	Sections 7.6, Capital Expenditures are [satisfied/not satisfied] as $xx,xxx is [less/more] than the allowable amount of $3,000,000 for any fiscal year.

(f)	Sections 7.7, Dividends and Distributions are [satisfied/not satisfied] as the payment of all dividends and distributions comply with the provisions of Section 7.7.

(g)	Sections 7.8, Create additional Indebtedness is [satisfied/not satisfied] as such additional Indebtedness complies with the provisions of Section 7.8.

(h)	Sections 7.11, Leases are [satisfied/not satisfied] as $xx,xxx is [less/ more] when compared to the annual rental payments for all property of $1,000,000.

2.	No Default exists on the date hereof, other than: _______________[if none, so state]; and

3.	No Event of Default exists on the date hereof, other than _____________ [if none, so state].

4.	As of the date hereof, if applicable, Borrower is current in all material respects in payment of all accrued rent, warehouse fees, and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrowers’ failure to pay or delay in payment of any such rent or other charges.

5.	Additionally, as of the date hereof, as required by Section 9.3, to the best of my knowledge, Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health, or if such is not the case, specifying in all areas of material non-compliance of which such officer has actual knowledge and the proposed action Borrower will implement in order to achieve compliance in all material respects unless full compliance is otherwise required.

6.	The financial statements attached hereto are complete and accurate in all respects and were prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to year end audit adjustments, and except as may be disclosed in such financial statements.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

_________________ as [Chief Executive Officer] [President] [Chief Financial Officer] [Controller]

Dated ______________

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Spreadsheet